Exhibit 3

This Standstill Agreement (this "Agreement" or this "Standstill") is entered into by and between Magna Equities II, LLC ("Magna") and Increasive Ventures B.V. ("Increasive Ventures", and together with Magna, the "Parties") with respect to EFactor Group Corp. ("EFactor").  The effective date of this standstill is as of 10 am ET on Wednesday, February 24, 2016, and the expiration date is 5 pm ET on Tuesday, March 1, 2016 (the "Period").

WHEREAS, the Parties wish to engage in discussions and share information with each other to address issues between each other and with regard to EFactor;

WHEREAS, to facilitate such discussions, the Parties wish to enter into this Agreement; and

NOW, THEREFORE, in consideration of the foregoing and the undertakings set forth herein, and intending to be bound hereby, the Parties agree as follows:

1.            During the Period, Magna and Increasive Ventures each agree not to directly and/or indirectly:

(i)            change, modify or improve the terms of the outstanding debt owed to each of them by EFactor and/or other securities owned by each of them (whether as record and/or beneficial owners);

(ii)            attempt to collect any indebtedness owed by EFactor to each of them;

(iii)            transfer, encumber or enjoin any indebtedness, preferred stock or other securities or rights each of them own related to and/or of EFactor (whether as record and/or beneficial owners);

(iv)            commence any suit or legal proceeding against the other and/or EFactor;

(v)            exercise or attempt to exercise any rights either may have with respect to EFactor and/or any of its assets including, but not limited to, voting any shares of common stock, preferred stock and/or other securities either may own (whether beneficially and/or of record) and/or have rights to of or in EFactor;

(vi)            take any action to take control and/or attempt to take control of EFactor and/or any of EFactor's assets, securities, Subsidiaries (as defined below), and/or other property, and/or dispose of any of such items if either Increasive Ventures or Magna already have control or the right to control, transfer and/or otherwise dispose of any of such items (provided nothing in this section (vi) will prevent Magna or Increasive Ventures from selling shares of common stock of EFactor beneficially owned by them into the public market in transactions that comply with all applicable laws, rules and/or regulations); and/or

(vii)            assist any other person and/or entity in doing or taking any actions otherwise prohibited and/or limited by this Standstill.

2.            Magna and Increasive Ventures make the foregoing agreement with a full reservation of all rights, claims and defenses at law and in equity.

3.            Magna and Increasive Ventures agree to consider an extension of this Agreement beyond March 1, 2016.

4.            Notwithstanding anything to the contrary provided herein or elsewhere, for purposes of this Standstill, the terms EFactor, Magna and Increasive Ventures mean such entities and each of such entities' respective direct, indirect, wholly-owned and/or partially owned subsidiaries ("Subsidiaries"), Affiliates (as such term is defined under the U.S. Federal Securities Laws), related entities or persons, stockholders and Board of Directors.

5.            Increasive Ventures agrees that, during the Period, any super voting Series A Preferred Stock of EFactor pledged, tendered, sold and/or otherwise transferred to it by any former Affiliate of EFactor and/or any other person/entity and/or otherwise owned (whether beneficially and/or of record) by Increasive Ventures and/or any of its Affiliates, will be placed and held in escrow by Ellenoff Grossman & Schole LLP.

6.            Magna and Increasive Ventures agree that any communications or discussions, written or oral, between or among them during the Period are confidential settlement communications and discussions and are made without prejudice pursuant to Rule 408 of the Federal Rules of Evidence and/or state law analogs.  Any evidence of such communications or discussions is not admissible and not discoverable in any proceeding.

7.            This Standstill and the terms and conditions set forth herein, shall be governed by and construed solely and exclusively in accordance with the internal laws of the State of New York without regard to the conflicts of laws principles thereof.

8.            The Parties hereto hereby expressly and irrevocably agree that any suit or proceeding arising pursuant to or under this Agreement shall be brought solely in a federal or state court located in the City, County and State of New York.  By its execution hereof, the Parties hereto covenant and irrevocably submit to the in personam jurisdiction of the federal and state courts located in the City, County and State of New York.  The Parties hereto further agree that the consent to jurisdiction embodied herein is solely applicable to and enforceable only with respect to any suit or proceeding arising pursuant to or under this Standstill Agreement, and not with respect to any other suit, proceeding, action, claim, or cause of action.  The parties further agree that any process in any such suit or proceeding arising pursuant to or under this Agreement may be served upon any of them personally, or by certified mail or registered mail upon them or their agent, return receipt requested, with the same full force and effect as if personally served upon them in New York, New York.  Except as provided herein, the Parties hereto expressly and irrevocably waive any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense or lack of in personam jurisdiction with respect thereto.  In the event of any such action or proceeding, the party prevailing therein shall be entitled to payment from the other parties hereto of all of its reasonable counsel fees and disbursements.

MAGNA EQUITIES II, LLC

By:    /s/ Ari Morris
Name:Ari Morris
Title:  Director

INCREASIVE VENTURES B.V.

By:    /s/ Adrianus Prins
Name:  Adrianus Prins
Title:  Managing Partner